Exhibit 99.2

Altaba, Formerly Known as Yahoo!, Charged With Failing to Disclose Massive Cybersecurity Breach; Agrees To Pay $35 Million

FOR IMMEDIATE RELEASE

2018-71

Washington D.C., April 24, 2018 —The Securities and Exchange Commission today announced that the entity formerly known as Yahoo! Inc. has agreed to pay a $35 million penalty to settle charges that it misled investors by failing to disclose one of the world’s largest data breaches in which hackers stole personal data relating to hundreds of millions of user accounts.

According to the SEC’s order, within days of the December 2014 intrusion, Yahoo’s information security team learned that Russian hackers had stolen what the security team referred to internally as the company’s “crown jewels”: usernames, email addresses, phone numbers, birthdates, encrypted passwords, and security questions and answers for hundreds of millions of user accounts. Although information relating to the breach was reported to members of Yahoo’s senior management and legal department, Yahoo failed to properly investigate the circumstances of the breach and to adequately consider whether the breach needed to be disclosed to investors. The fact of the breach was not disclosed to the investing public until more than two years later, when in 2016 Yahoo was in the process of closing the acquisition of its operating business by Verizon Communications, Inc.

“We do not second-guess good faith exercises of judgment about cyber-incident disclosure. But we have also cautioned that a company’s response to such an event could be so lacking that an enforcement action would be warranted. This is clearly such a case,” said Steven Peikin, Co-Director of the SEC Enforcement Division.

Jina Choi, Director of the SEC’s San Francisco Regional Office, added, “Yahoo’s failure to have controls and procedures in place to assess its cyber-disclosure obligations ended up leaving its investors totally in the dark about a massive data breach. Public companies should have controls and procedures in place to properly evaluate cyber incidents and disclose material information to investors.”

The SEC’s order finds that when Yahoo filed several quarterly and annual reports during the two-year period following the breach, the company failed to disclose the breach or its potential business impact and legal implications. Instead, the company’s SEC filings stated that it faced only the risk of, and negative effects that might flow from, data breaches. In addition, the SEC’s order found that Yahoo did not share information regarding the breach with its auditors or outside counsel in order to assess the company’s disclosure obligations in its public filings. Finally, the SEC’s order finds that Yahoo failed to maintain disclosure controls and procedures designed to ensure that reports from Yahoo’s information security team concerning cyber breaches, or the risk of such breaches, were properly and timely assessed for potential disclosure.

Verizon acquired Yahoo’s operating business in June 2017. Yahoo has since changed its name to Altaba Inc.

Yahoo neither admitted nor denied the findings in the SEC’s order, which requires the company to cease and desist from further violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-1, 13a-11, 13a-13, and 13a-15.

The SEC’s investigation, which is continuing, has been conducted by Tracy S. Combs of the Cyber Unit and supervised by Jennifer J. Lee and Erin E. Schneider of the San Francisco office.

Earlier this year, the SEC adopted a statement and interpretive guidance to assist public companies in preparing disclosures about cybersecurity risks and incidents.

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Related Materials
• SEC Order